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                                                                      EXHIBIT 99

FOR:   THE SPORTSMAN'S GUIDE
       411 Farwell Avenue
       South Saint Paul, Minn.  55075
       NASDAQ NMS: SGDE

CONTACT:  William P. Bartkowski                            FOR IMMEDIATE RELEASE
          612-344-1012

            THE SPORTSMAN'S GUIDE ANNOUNCES THAT TGW ACQUISITION AND GROWTH IN BASE BUSINESS EXPECTED TO CONTRIBUTE TO RECORD
                                QUARTERLY RESULTS

      Consolidated Net Earnings Expected to Grow 50% Over Last Year's Third
       Quarter; Sales Expected to Increase in Excess of 30%; Company Sets
      Conference Call to Discuss Results of the Quarter on November 3, 2004

         SOUTH ST. PAUL, MINN. (10/20/04) - The Sportsman's Guide, Inc. (NASDAQ
NMS: SGDE) today announced that consolidated net earnings per share for the third quarter of 2004 are expected to be in the range of $0.19 to $0.20, on sales of approximately $56 million. Last year the Company reported net earnings per share of $0.13, on sales of just over $41.0 million. The expected significant increase in sales and earnings resulted from the Company's acquisition of The Golf Warehouse, www.TGW.com, on June 29, 2004, as well as growth in the Company's base business. Sales at The Sportsman's Guide, on a stand-alone basis, are expected to show 8% growth over last year's total. The Company expects to release the detailed results of the quarter on Tuesday, November 2, 2004, after the close of the markets.

         Company management stated that they would hold a conference call on Wednesday, November 3, 2004 to discuss the results of the three months ended September 30, 2004. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 a.m., CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.

         Gregory R. Binkley, the Company's President and CEO, commented, "Internet-related sales at The Sportsman's Guide were in excess of 41%, compared to 36% one year ago. In addition to the strong anticipated growth and performance of our base business, we are also



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pleased with the performance of The Golf Warehouse and its contribution this first full quarter following the acquisition."

         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. On June 29, 2004 the Company acquired The Golf Warehouse, TGW.com, the Wichita, Kansas-based leading online and catalog retailer of golf equipment, apparel and accessories. The Company's e-commerce websites include www.sportsmansguide.com, www.bargainoutfitters.com and www.TGW.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.

                                     # # #

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS, INCLUDING BUT NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, A CHANGING MARKET ENVIRONMENT FOR THE COMPANY'S PRODUCTS AND THE MARKET ACCEPTANCE OF THE COMPANY'S CATALOGS, INTERNET SITES AND OFFERINGS.